SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


(X)  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            CIRCUIT CITY STORES, INC.
              (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                            CIRCUIT CITY STORES, INC.

                               9950 MAYLAND DRIVE
                            RICHMOND, VIRGINIA 23233

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 15, 1999

TO THE HOLDERS OF CIRCUIT CITY STORES, INC. -- CIRCUIT CITY GROUP COMMON STOCK AND CIRCUIT CITY STORES, INC. -- CARMAX GROUP COMMON STOCK:

The annual meeting of shareholders of Circuit City Stores, Inc. will be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, on Tuesday, June 15, 1999, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1. To elect four directors to three-year terms and one director to a two-year term;

2. To consider and vote upon a proposal to approve an amendment to the Company's Amended and Restated Articles of Incorporation that would:

        (a) increase the authorized Common Stock from 350,000,000 to 525,000,000 shares, and
        (b) designate the additional 175,000,000 shares as Circuit City Stores, Inc. - Circuit City Group Common Stock

3. To consider and vote upon a proposal to amend the 1994 Stock Incentive Plan;

4. To consider and vote upon two shareholder proposals; and

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only holders of record of shares of Circuit City Group Common Stock or CarMax Group Common Stock at the close of business on April 30, 1999, will be entitled to vote at the meeting and any adjournments thereof.

   Whether or not you plan to attend the meeting, please fill in, date, sign and return the enclosed proxy promptly in the return envelope provided. You are cordially invited to attend the meeting.

                                  By Order of the Board of Directors



                                   MICHAEL T. CHALIFOUX, SECRETARY

May 12, 1999

                                 PROXY STATEMENT

        This Proxy Statement, mailed to holders of Circuit City Group Common Stock and CarMax Group Common Stock on or about May 12, 1999, is furnished in connection with the solicitation by Circuit City Stores, Inc. of proxies in the accompanying form for use at the annual meeting of shareholders to be held on June 15, 1999, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended February 28, 1999, is being mailed to you with this Proxy Statement.

        In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than regular compensation, may solicit proxies by telephone, telegraph, electronic means and personal interview. The Company also has retained Morrow & Co., Inc. of New York, New York, to assist in the solicitation of proxies of shareholders whose shares are held in street name by brokers, banks and other institutions at an approximate cost of $6,000 plus out-of-pocket expenses. The Company will bear the cost of all solicitation.

        Participants in the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan will receive proxy-soliciting material for the shares of Circuit City Group Common Stock held on each participant's behalf by Merrill Lynch and Company, Inc., as service provider for the Plan. Participants in the 1997 Employee Stock Purchase Plan for CarMax Group Employees also will receive proxy-soliciting material for the shares of CarMax Group Common Stock held on each participant's behalf by Merrill Lynch, as service provider for the Plan. Those proxies should be returned, properly executed, in the envelope provided. Merrill Lynch will vote returned proxies in accordance with the participants' instructions. If a participant does not return his or her proxy, Merrill Lynch will have discretionary power to vote such shares in accordance with New York Stock Exchange rules.

        On April 30, 1999, the date for determining shareholders entitled to vote at the meeting, _________ shares of Circuit City Group Common Stock and __________ shares of CarMax Group Common Stock were outstanding and entitled to vote. References to "Common Stock" in this Proxy Statement refer to the Circuit City Group Common Stock and the CarMax Group Common Stock, collectively. The holders of both series of Common Stock will vote together as a single group at the meeting. In addition, the holders of Circuit City Group Common Stock will vote as a separate voting group on the proposal to amend the Articles of Incorporation. Each outstanding share of Circuit City Group Common Stock entitles the holder thereof to one vote; each outstanding share of CarMax Group Common Stock entitles the holder thereof to _____ votes; the total number of votes which shareholders may cast at the meeting, based on shares outstanding on the record date, is ____________. The voting rights of the CarMax Group Common Stock have been determined from the recent market values of each series of the Company's Common Stock in accordance with the formula set forth in the Company's Articles of Incorporation.

        Any shareholder giving a proxy may revoke it at any time before it is voted by delivering another proxy or written notice of revocation to the Company's Secretary. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein, for the proposal to amend the Articles of Incorporation, for the proposal to amend the 1994 Stock Incentive Plan, and against the shareholder proposals set forth herein, unless it contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions.

        A majority of the total votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting.

        The election of each nominee for director requires the affirmative vote of the holders of the shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. The affirmative vote of a majority of the votes that all shareholders are entitled to cast and the affirmative vote of a majority of the votes that shareholders of Circuit City Group Common Stock are entitled to cast are required to amend the Articles of Incorporation. Actions on all other matters to come before the meeting, including the proposal to amend the 1994 Stock Incentive Plan and the shareholder proposals, require that the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker shares that are not voted are not considered cast either for or against a matter. They will have the effect of a vote against the proposal to amend the Articles of Incorporation, but will have no effect on the outcome of all other matters to come before the meeting.

                        ITEM ONE -- ELECTION OF DIRECTORS

        The Company's Board of Directors presently consists of 12 directors, who are divided into three classes with staggered terms. The terms of Hugh G. Robinson, Walter J. Salmon, Mikael Salovaara and John W. Snow as directors of the Company will expire at the time of the annual meeting of shareholders. James
F. Hardymon was appointed by the Board to serve as a director effective October 1998 until the next annual meeting of shareholders. The Company recommends the reelection of Messrs. Hardymon, Robinson, Salovaara, and Snow to three-year terms. The Company recommends the reelection of Mr. Salmon to a two-year term. Mr. Salmon is nominated for a two-year term to comply with the requirements of the Company's Articles of Incorporation that the classes of directors be as nearly equal in size as possible.

        Although all the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable to or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

        Information, including their business experience for the past five years, about the nominees for election as directors and about other directors of the Company whose terms of office do not expire this year appears below.

NOMINEES FOR ELECTION TO THREE-YEAR TERMS



                  JAMES F. HARDYMON, 64, retired as Chairman of Textron, Inc. in January 1999. Mr. Hardymon joined Textron, Inc., a global, multi-industry company with core businesses of aircraft, automotive, industrial and finance, in 1989 as President and Chief Operating Officer. He became Chief Executive Officer in 1992 and assumed the title of Chairman in 1993. He is a director of Air Products and Chemicals, Inc.; Fleet Financial Group, Inc.; Championship Auto Racing Teams, Inc.; Lexmark International, Inc. and Schneider, S.A. He has been a director of the Company since October 1998.


                  HUGH G. ROBINSON, 66, Chairman and Chief Executive Officer, The Tetra Group, a consulting firm that provides construction management and business development services, since 1989. Mr. Robinson is a retired Major General from the United States Army. He is a director of A.H. Belo Corporation, TU Electric and Guaranty Federal Savings Bank. He has been a director of the Company since 1995.


                  MIKAEL SALOVAARA, 45, Partner, Greycliff Partners, since 1991. Mr. Salovaara was a Limited Partner of The Blackstone Group L.P. from 1994 to 1996. The principal business of The Blackstone Group L.P. and Greycliff Partners is merchant banking. He has been a director of the Company since 1995.


                  JOHN W. SNOW, 59, Chairman, President and Chief Executive Officer, CSX Corporation, a transportation company. Mr. Snow was elected President and Chief Executive Officer in 1989 and added the title of Chairman in 1991. He is a director of Johnson & Johnson, GTE Corporation and USX Corporation. He has been a director of the Company since 1996.



NOMINEE FOR ELECTION TO TWO-YEAR TERM

                  WALTER J. SALMON, 68, Stanley Roth Senior Professor of Retailing, Emeritus, Harvard Business School. Mr. Salmon became the Stanley Roth Senior Professor of Retailing in 1980 and added the title of emeritus in 1997. Mr. Salmon is a director of Hannaford Bros. Company; Luby's Cafeterias, Inc.; The Neiman Marcus Group; Harrah's Entertainment, Inc.; The Quaker Oats Company; Cole National Corporation and PetsMart, Inc. He has been a director of the Company since 1992.

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

                  MICHAEL T. CHALIFOUX, 52, Executive Vice President, Chief Financial Officer and Secretary of the Company. Mr. Chalifoux joined the Company in 1983 as Corporate Controller and was elected Vice President and Chief Financial Officer in 1988. He became Senior Vice President and Chief Financial Officer in 1990, Secretary in 1993 and an Executive Vice President in 1998. He has been a director of the Company since 1991. His present term will expire in 2000.


                  RICHARD N. COOPER, 64, Professor of Economics at Harvard University since 1981. He is a director of the Phoenix Home Mutual Life Insurance Co., the Warburg-Pincus Funds and the CNA Corporation. He has been a director of the Company since 1983. His present term will expire in 2001.


                  BARBARA S. FEIGIN, 61, consultant to Grey Advertising, Inc., the principal business of which is advertising and marketing communications, where she served as Executive Vice President and Worldwide Director of Strategic Services from 1983 to February 1999. She is a director of VF Corporation. She has been a director of the Company since 1994. Her present term will expire in 2000.


                  ROBERT S. JEPSON, JR., 56, Chairman and Chief Executive Officer of Jepson Associates, Inc., a private investment company, and Chairman of the Board and Chief Executive Officer of Jepson Vineyards, Ltd. Until 1999, Mr. Jepson also served as Chairman of the Board and Chief Executive Office of Kuhlman Corporation. He has been a director of the Company since 1997. His present term will expire in 2001.


                  RICHARD L. SHARP, 52, Chairman of the Board and Chief Executive Officer of the Company. Mr. Sharp joined the Company as an Executive Vice President in 1982. He was President of the Company from June 1984 to March 1997 and became Chief Executive Officer in 1986 and Chairman of the Board in 1994. He is a director of Fort James Corporation and Flextronics International, Ltd. He has been a director of the Company since 1983. His present term will expire in 2001.


                  EDWARD VILLANUEVA, 64, financial consultant since 1987. In addition, Mr. Villanueva served as acting President and Chief Financial Officer of Richfood Holdings, Inc., a wholesale food distributor, from January 1990 to May 1990 and August 1990, respectively. He is a director of Richfood Holdings, Inc. Mr. Villanueva was employed by the Company from 1967 to 1987. He has been a director of the Company since 1978. His present term will expire in 2000.


                  ALAN L. WURTZEL, 65, Vice Chairman of the Board of the Company. Mr. Wurtzel joined the Company in 1966, was elected President in 1970 and served as Chief Executive Officer from 1972 to 1986. He also served as Chairman of the Board from 1984 until 1994, when he became Vice Chairman. He is a director of Dollar Tree Stores, Inc. He has been a director of the Company since 1966. His present term will expire in 2001.

                       BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth information about the equity securities of the Company beneficially owned as of February 28, 1999, by (i) each executive officer named in the Summary Compensation Table; (ii) each director or nominee for director of the Company; (iii) directors and executive officers as a group; and (iv) each person who is known by the Company to own beneficially more than 5 percent of the outstanding shares of Circuit City Group Common Stock or CarMax Group Common Stock. Unless otherwise noted, each shareholder has sole voting power and sole investment power with respect to securities beneficially owned.


                                                       Shares of                       Shares of
                               Circuit City Group   Circuit City Group                CarMax Group
                              Option Shares Which     Common Stock                    Common Stock
                                May Be Acquired     Beneficially Owned   Percent    Beneficially Owned    Percent
                              Within 60 Days After       as of              of            as of              of
    Name                       February 28, 1999    February 28, 1999(1)  Series    February 28, 1999      Series
    ----                       -----------------    --------------------  ------    -----------------     -------
NAMED EXECUTIVE OFFICERS

Richard L. Sharp**                  469,000          1,402,801               %               0               *
W. Alan McCollough                  129,500            237,572 (3)(4)        *               0               *
Richard S. Birnbaum                 168,000            298,785 (3)           *               0               *
Michael T. Chalifoux**              137,000            270,966 (3)           *               0               *
John A. Fitzsimmons                  40,500             81,000 (3)           *               0               *

DIRECTORS/DIRECTOR NOMINEES

Richard N. Cooper                     9,563             37,337               *               0               *
Barbara S. Feigin                     3,684              5,484               *               0               *
James F. Hardymon                         0                  0               *               0               *
Robert S. Jepson, Jr.                     0             10,000               *               0               *
Hugh G. Robinson                      2,166              2,166               *               0               *
Walter J. Salmon                      9,147             17,747               *               0               *
Mikael Salovaara                      2,469              8,469               *               0               *
John W. Snow                              0              2,800               *               0               *
Edward Villanueva                     3,984            200,904 (5)           *               0               *
Alan L. Wurtzel                       9,563            299,437 (6)           *               0               *

All directors, director nominees
and executive officers as a group
(22 persons)                      1,224,576          3,303,085 (3)(7)        %         521,333 (2)           %

BENEFICIAL OWNERS OF MORE THAN 5%

Brinson Partners, Inc.                  N/A          8,230,077 (8)           %             N/A
209 South LaSalle
Chicago, IL  60604

FMR Corp.                               N/A          5,755,958 (9)           %             N/A
82 Devonshire Street
Boston, MA 02109

J.P. Morgan & Co., Incorporated         N/A          7,371,466 (10)          %             N/A
60 Wall Street
New York, NY 10260

American Variable Insurance-
 Series-Growth Income Fund              N/A              N/A                         1,300,000 (11)          %
333 South Hope Street
Los Angeles, CA 90071

Capital Research and
 Management Company                     N/A              N/A                         2,200,000 (11)          %
333 South Hope Street
Los Angeles, CA 90071

The Equitable Companies Incorporated    N/A              N/A                        10,537,370 (12)          %
1290 Avenue of the Americas
New York, NY 10104


------------
* Less than 1 percent of Class, based on the total number of shares of Circuit City Group Common Stock and CarMax Group Common Stock outstanding on April 30, 1999.

** Messrs. Sharp and Chalifoux are also directors of the Company.

(1) Includes the shares of Circuit City Group Common Stock that could be acquired through exercise of stock options within 60 days after February 28, 1999.

(2) Includes the shares of CarMax Group Common Stock that could be acquired through the exercise of stock options within 60 days after February 28, 1999.

(3) Includes restricted shares of Circuit City Group Common Stock as follows:
    Mr. McCollough 37,875; Mr. Birnbaum 30,375; Mr. Chalifoux 30,375; Mr. Fitzsimmons 30,375; and 83,351 awarded to other executive officers. See the Summary Compensation Table on page ___.

(4) Includes 100 shares held by Mr. McCollough's daughter. Mr. McCollough disclaims beneficial ownership of such 100 shares.

(5) Includes 16,600 shares held by Mr. Villanueva as trustee of trusts for the benefit of his children. Mr. Villanueva disclaims beneficial ownership of such 16,600 shares.

(6) Includes 90,000 shares held by Mr. Wurtzel as trustee of trusts for the benefit of his children, 169,874 shares held by Alan Wurtzel Revocable Trust and 30,000 shares held by Alan Wurtzel Charitable Remainder Unitrust. Mr. Wurtzel disclaims beneficial ownership of all the aforementioned shares.

(7) Beneficial ownership is disclaimed for a total of 320,774 shares.

(8) Information concerning the Circuit City Group Common Stock beneficially owned by Brinson Partners, Inc. as of December 31, 1998, was obtained from a
    Schedule 13G dated February 11, 1999. According to this filing, Brinson Partners, an investment adviser registered under the Investment Adviser Act of 1940, has shared voting power and shared dispositive power for the 8,230,077 shares, but disclaims beneficial ownership of any shares. The filing indicates that UBS AG, the parent company of Brinson Partners, also has shared voting power and shared dispositive power for the 8,230,077 shares, but disclaims beneficial ownership of any shares. The Company has been informed that no account managed by Brinson Partners, Inc., holds more than 5 percent of Circuit City Group Common Stock.

(9) Information concerning the Circuit City Group Common Stock beneficially owned by FMR Corp. as of December 31, 1998, was obtained from a Schedule 13G dated February 12, 1999. FMR is a parent holding company. Members of the Edward C. Johnson 3d family may be deemed members of a group that controls FMR. The Schedule 13G indicates that the 5,755,958 shares beneficially owned include: (i) 5,689,400 shares or ____percent of the outstanding shares of Circuit City Group Common Stock beneficially owned by Fidelity Management & Research Company ("Fidelity"), a registered investment adviser and a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to various registered investment companies (the "Fidelity Funds"); and (ii) 66,558 shares or ___ percent of the outstanding shares of Circuit City Group Common Stock beneficially owned by Fidelity Management Trust Company, a bank and a wholly-owned subsidiary of FMR Corp. (the "Fidelity Trust") as a result of its serving as investment manager of institutional accounts (the "Institutional Accounts"). According to the Schedule 13G, each of FMR, Mr. Johnson, and Fidelity Funds has sole dispositive power over the Fidelity Funds' shares, but neither FMR nor Mr. Johnson has sole power to vote these shares, a power which resides with the Fidelity Funds' Boards of Trustees. Each of FMR and Mr. Johnson has sole dispositive power and voting power over the 66,558 shares beneficially owned by Fidelity Trust.

(10)Information concerning the Circuit City Group Common Stock beneficially owned by J.P. Morgan & Co., Inc. as of December 31, 1998, was obtained from a Schedule 13G dated February 22, 1999. The Company is informed that no account managed by J.P. Morgan & Co., Inc. or its affiliates owns 5 percent or more of Circuit City Group Common Stock. The filing indicates that of the 7,371,466 shares beneficially owned, J.P. Morgan & Co., Inc. has sole voting power for 5,885,307 shares, shared voting power for 820 shares, sole dispositive power for 7,367,706 shares and shared dispositive power for 2,460 shares.

(11)Information concerning the CarMax Group Common Stock beneficially owned as of December 31, 1998, by Capital Research and Management Company and American Variable Insurance Series-Growth-Income Fund was obtained from a
    Schedule 13G dated February 11, 1999. According to this filing, Capital Research and Management Company, an investment adviser registered under the Investment Adviser Act of 1940, has sole dispositive power for 2,200,000 shares or ___ percent of the outstanding shares of CarMax Group Common Stock and no voting power for the shares. American Variable Insurance Series-Growth-Income Fund, an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, has sole voting power for 1,300,000 of the 2,200,000 shares or ___ percent of the outstanding shares of CarMax Group Common Stock and no dispositive power for any of the 2,200,000 shares.

(12)Information concerning the CarMax Group Common Stock beneficially owned by The Equitable Companies Incorporated as of December 31, 1998, was obtained from a Schedule 13G dated February 16, 1999, filed by Equitable Companies; AXA, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, as a group which controls AXA. According to this filing, the interest of one entity, Alliance Capital Management L.P., an investment adviser registered under the Investment Adviser Act of 1940, amounted to 9,740,870 shares or ___ percent of the outstanding shares of CarMax Group Common Stock. The filing indicates that of the 10,537,370 shares beneficially owned, The Equitable Companies Incorporated has sole voting power for 1,057,515 shares, shared voting power for 9,472,200 shares, sole dispositive power for 10,533,370 shares and shared dispositive power for 4,000 shares.

                       CERTAIN INFORMATION CONCERNING THE
                      BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board of Directors held six meetings during the fiscal year ended February 28, 1999. No director attended less than 75 percent of the aggregate number of meetings of the Board and of the committees on which he or she served except Robert S. Jepson, Jr., who attended 67 percent. Mr. Jepson was unable to attend several meetings because of his involvement in the negotiations of the sale of Kuhlman Corporation where he was Chairman and Chief Executive Officer.

        The Audit Committee is composed of Edward Villanueva, Chairman, Richard
N. Cooper, Barbara S. Feigin and Hugh G. Robinson. Four meetings were held during the fiscal year ended February 28, 1999. The functions of this Committee include making recommendations to the Board regarding the selection of independent auditors, conferring with the independent auditors and reviewing the scope and results of their work as well as the fees therefor, reviewing the Company's internal controls and internal audit procedures and approving the nature and scope of non-audit services performed by the Company's independent auditors as well as the fees therefor.

        The Compensation and Personnel Committee is composed of John W. Snow, Chairman, James F. Hardymon, Robert S. Jepson, Jr., Walter J. Salmon and Mikael Salovaara. Five meetings were held during the fiscal year ended February 28, 1999. The functions of this Committee include reviewing, evaluating and approving the amount, design, and implementation of compensation programs for officers and key personnel, making awards under and administering the Company's stock incentive programs, reviewing and making recommendations with respect to senior management organization and reviewing the Company's programs for attracting and compensating management personnel at lower and middle levels.

        The Pension Investment Committee is composed of Mikael Salovaara, Chairman, Richard N. Cooper, Hugh G. Robinson, Edward Villanueva and Alan L. Wurtzel. Two meetings were held during the fiscal year ended February 28, 1999. The functions of this Committee include establishing the funding policy of the Employees' Retirement Plan of Circuit City Stores, Inc. (the Pension Plan), appointing Pension Plan investment managers and allocating Pension Plan assets among managers for investment, employing accountants and actuaries for the Pension Plan, making recommendations to the Board concerning the appointment or removal of the Trustee for the Pension Plan, recommending investment objectives to be followed by the Trustee and investment managers and monitoring the performance of the Trustee and Pension Plan investment managers. This Committee also may make recommendations concerning investments to the Trustee and the investment managers.

        The Nominating and Governance Committee is composed of Alan L. Wurtzel, Chairman, Barbara S. Feigin, James F. Hardymon, Robert S. Jepson, Jr., Walter J. Salmon and John W. Snow. One meeting was held during the fiscal year ended February 28, 1999. The functions of this Committee include reviewing significant corporate governance issues and recommending changes to the Board as appropriate, recommending candidates for election as directors and reviewing and recommending policies with regard to the size and composition of the Board. The Committee considers nominees for the Board recommended by the Company's shareholders.

        In accordance with the Company's Bylaws, a shareholder who is interested in nominating a person to the Board should submit to the Secretary of the Company written notice of his or her intent to make such nomination. Such notice must be given either by personal delivery or by United States mail, postage prepaid, not later than 120 days in advance of the annual meeting, or with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The contents of such notice must be as specified in the Company's Bylaws, a copy of which may be obtained by any shareholder who directs a written request for the same to the Secretary of the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

        SUMMARY COMPENSATION TABLE. The table below sets forth for the years ended February 28, 1999, 1998 and 1997, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who at February 28, 1999, were the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company other than the CEO. The only stock appreciation rights (SARs) granted were Change of Control SARs (described on page____), which were granted in connection with each of the options. No free-standing SARs have been granted. All of the following long-term compensation awards are Circuit City Group Common Stock awards. No CarMax Group Common Stock awards were granted to the Company's CEO and other four most highly compensated executive officers through fiscal year 1999.


                                                                         Long-Term
                                        Annual Compensation           Compensation Awards
                                        -------------------           -------------------

                                                                  Restricted          Securities
                                                                    Stock             Underlying
         Name and            Fiscal     Salary      Bonus         Awards (3)         Options/SARs
      Principal Position      Year        $           $               $                    #
      ------------------     -------    ------     -------        ----------          ------------
Richard L. Sharp               1999    944,911   1,235,000              0                95,000
  Chairman of the Board and    1998    854,757     630,000              0                83,000
  Chief Executive Officer      1997    712,988     177,500              0             1,100,000 (4)

W. Alan McCollough             1999    644,911     633,750              0                     0
  President and                1998    600,809     252,000      1,612,844 (2)                 0
  Chief Operating Officer      1997    428,967      37,188        796,875 (1)           170,000

Richard S. Birnbaum            1999    587,988     442,500              0                     0
  Executive Vice President     1998    551,527     192,500      1,293,469 (2)            20,000
  Operations                   1997    524,450      65,000              0               160,000

Michael T. Chalifoux           1999    562,219     431,250              0                     0
  Executive Vice President,    1998    492,154     175,000      1,293,469 (2)            84,000
  Chief Financial Officer      1997    437,130      38,063              0               120,000
  and Secretary

John A. Fitzsimmons            1999    527,604     393,750              0                     0
  Senior Vice President        1998    505,911     175,000      1,293,469 (2)            84,000
  Administration               1997    489,450      42,438              0               120,000


(1) Mr. McCollough was awarded 25,000 shares of restricted stock on February 20, 1997, in connection with his promotion to President and Chief Operating Officer. The amount in the above table is based on the closing price for Circuit City Group Common Stock on the date of the award, which was $31.875. The stock will vest in even increments on April 20, 2000; April 20, 2001; and April 20, 2002. Dividends are paid on restricted stock during the restricted period.

(2) On December 9, 1997, Mr. McCollough was awarded 50,500 shares of restricted stock, and Mr. Birnbaum, Mr. Chalifoux and Mr. Fitzsimmons were each awarded 40,500 shares of restricted stock. The amount in the above table is based on the closing price for Circuit City Group Common Stock on the date of the award, which was $31.9375. The stock will vest at the end of seven years with provisions for accelerated vesting based upon performance. Performance criteria are based on a total return on Circuit City Group Common Stock compared against a peer group consisting of publicly traded consumer electronics companies. Based on the Company's comparative performance in fiscal 1999, 25 percent of the awards vested. Based on the Company's comparative performance, the maximum the awards may vest is 40 percent in fiscal 2000 and 35 percent in fiscal 2001. Dividends are paid on restricted stock during the restricted period.

(3) The number and value of each executive officer's restricted stock holdings at the end of the fiscal year ended February 28, 1999, based on a February 26, 1999, closing price for the Circuit City Group Common Stock of $54.25 were as follows: Mr. McCollough: 37,875 shares with a total value of $2,054,719; and Mr. Birnbaum, Mr. Fitzsimmons and Mr. Chalifoux: 30,375 shares each with a value of $1,647,844 each.

(4) In fiscal 1997, Mr. Sharp was granted a special long-term option of 1,000,000 shares of Circuit City Group Common Stock, which was designed to promote and reward extraordinary long-term performance by the Company through Mr. Sharp's leadership. Mr. Sharp must stay with the Company for at least five years to obtain the benefit of the option, which will expire six years from the date of grant. The exercise price for the option was $59, which was twice the trading price range of the Circuit City Group Common Stock when the option was granted. Therefore, the option will only have value if the Circuit City Group Common Stock more than doubles in price within six years of the grant.

    OPTIONS GRANTS IN LAST FISCAL YEAR. The table below sets forth for the fiscal year ended February 28, 1999, the grants of Circuit City Group Common Stock options to the executive officers named in the Summary Compensation Table. No SARs were granted in connection with these options.


                                                                              Potential Realization Value
                     Number of                                                at Assumed Annual Rates of
                    Securities    % of Total                                    Stock Price Appreciation
                    Underlying      Options                                        for Option Term
                     Options      Granted to      Exercise    Expiration           ---------------
                     Granted       Employees      Price (1)      Date             5%            10%
                    ----------   -----------      ---------   ----------      ----------     ----------
Richard L. Sharp     95,000           15.05%        $42.25      04/14/06      $1,947,097     $4,634,636
W. Alan McCollough        0               0              -             -               0              0
Richard S. Birnbaum       0               0              -             -               0              0
Michael T. Chalifoux      0               0              -             -               0              0
John A. Fitzsimmons       0               0              -             -               0              0


(1) The exercise price for all of the options is the fair market value of the Circuit City Group Common Stock on the date of grant.


        AGGREGATED OPTIONS/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE TABLE. The following table sets forth information concerning Circuit City Group Common Stock option exercises and fiscal year-end option/SAR values as of February 28, 1999, for the executive officers named in the Summary Compensation Table. The only SARs outstanding were Change of Control SARs (described on page ___).



                                                   Number of Securities          Value of Unexercised
                                                  Underlying Unexercised           In-the-Money
                                                     Options/SARs at             Options/SARs at
                                                    February 28, 1999            February 28, 1999
                       Number of                    -----------------            -----------------
                    Shares Acquired   Value
                     on Exercise     Realized    Exercisable   Unexercisable    Exercisable   Unexercisable
                     -----------     --------    -----------   -------------    -----------   -------------
Richard L. Sharp        233,610    $9,722,236     388,500       1,239,000      $12,109,281    $4,596,313
W. Alan McCollough       33,478     1,378,552      95,000         143,500        2,801,969     3,582,094
Richard S. Birnbaum      44,456     1,807,692     152,000         143,000        4,758,250     3,525,813
Michael T. Chalifoux     50,158     2,088,449     117,500         166,500        3,430,500     3,981,281
John A. Fitzsimmons      90,750     2,653,828      21,000         166,500           44,938     3,981,281


        PENSION PLAN/BENEFIT RESTORATION PLAN. The following table illustrates estimated annual retirement benefits payable under the Company's defined benefit pension plan (the "Pension Plan") to persons in specified compensation and years of service classifications.


                                       ESTIMATED* ANNUAL PENSION FOR REPRESENTATIVE YEARS
                                                       OF CREDITED SERVICE
                              ---------------------------------------------------------------------
      HIGHEST CONSECUTIVE
       FIVE-YEAR AVERAGE
         COMPENSATION             15             20             25             30             35
         ------------          ------         -------         ------        ------        ---------
$  500,000..................  109,277         145,702        182,128       218,553         254,979
$  750,000..................  165,527         220,702        275,878       331,053         386,229
$1,000,000..................  221,777         295,702        369,628       443,553         517,479
$1,250,000..................  278,027         370,702        463,378       556,053         648,729
$1,500,000..................  334,277         445,702        557,128       668,553         779,979
$1,750,000..................  390,527         520,702        650,878       781,053         911,229
$2,000,000..................  446,777         595,702        744,628       893,553       1,042,479
$2,250,000..................  503,027         670,702        838,378     1,006,053       1,173,729
$2,500,000..................  559,277         745,702        932,128     1,118,553       1,304,979
$2,750,000..................  615,527         820,702      1,025,878     1,231,053       1,436,229
$3,000,000..................  671,677         895,702      1,119,628     1,343,553       1,567,479


* The Internal Revenue Code limits the annual retirement benefits that may be paid from, and the amount of compensation that may be recognized by, the Pension Plan. For 1999, these limits are $130,000 and $160,000, respectively.

        The Pension Plan covers employees who satisfy certain age and service requirements. Benefits are based on a designated percentage of the average of compensation for the five highest of the last 10 consecutive years of employment, weighted according to years of credited service, and integrated with Social Security covered compensation. For Pension Plan purposes, compensation of participants includes base pay, bonuses, overtime and commissions and excludes amounts realized under any employee stock purchase plan or stock incentive plan. For Pension Plan purposes, compensation for those individuals listed in the Summary Compensation Table is substantially the same as the amounts listed under the Salary and Bonus headings.

        For purposes of the Pension Plan, credited years of past and future service for Messrs. Sharp, McCollough, Birnbaum, Chalifoux and Fitzsimmons will be 29, 28, 45, 29 and 21 years, respectively, at age 65.

        To maintain compensation competitiveness and to create a retirement program that restores benefits for the Company's more senior executives who are affected by Internal Revenue Code limits on benefits provided under the Company's Pension Plan, the Company implemented a retirement benefit restoration plan in fiscal year 1999. Subject to an annual limit, the benefit restoration plan and the Pension Plan together provide benefits to all employees affected by the Internal Revenue Code limits at approximately the same percentage of compensation as for other employees. The named executive officers participate in this plan.

REPORT OF COMPENSATION AND PERSONNEL COMMITTEE

COMPENSATION PHILOSOPHY

        The Compensation and Personnel Committee, which is composed entirely of outside independent directors, reviews, evaluates and approves the amount, design and implementation of the Company's compensation system for executive officers. The Committee believes that corporate performance and, in turn, shareholder value will be best enhanced by a compensation system that supports and reinforces the Company's key operating and strategic goals while aligning the financial interests of the Company's executive officers with those of the shareholders. The Company utilizes both short-term and long-term incentive compensation programs to achieve these objectives. Executive officer incentive compensation programs are tied to Company-wide achievement of annual financial goals and the market value of the Company's stock. The Committee believes that the use of Company-wide performance in setting goals promotes a unified vision for senior management and creates common motivation among the executives. For other salaried employees, the incentive compensation program is also tied to divisional, departmental or store business goals and, in some cases, individual performance.

        For the Company's 1999 fiscal year, the Committee made its compensation decisions based on a review of the Company's 1998 fiscal year performance, on the Company's budget and other projections for the 1999 fiscal year and on the Company's performance in comparison to certain of its competitors. In addition, the Committee had the benefit of an evaluation of the structure of the Company's compensation practices in comparison to industry standards, performed during the 1998 fiscal year by a nationally known independent compensation consultant. The Company is subject to Internal Revenue Code provisions that may limit the income tax deductibility of certain forms of compensation paid to the executive officers named in the Summary Compensation Table that precedes this report. These provisions allow full deductibility of certain types of performance-based compensation. The Company's compensation practices, to the extent practicable, provide the maximum deductibility for compensation payments. Payments under the Annual Performance-Based Bonus Plan and awards under the Stock Incentive Plans qualify for deductibility under these provisions of the Internal Revenue Code.

COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM

        The Company's compensation program for executive officers consists generally of three components: base salary, an annual performance-based cash bonus and long-term stock incentives. In making compensation decisions, the Committee considers the recommendations of the chief executive officer and generally compares the compensation of the Company's executive officers with compensation of officers at certain other retail companies. Periodically, as it deems necessary, the Committee will also utilize the services of a compensation consultant to assist in its evaluation.

        The Committee generally compares various short- and long-term performance measures, including total shareholder return, return on average shareholders' equity, sales, net income and earnings per share for the Company and other companies with which it competes for executive talent. The Committee has not established any particular level at which overall compensation will be set in respect to the compensation peer group. The Committee believes that the total compensation of the named executive officers is supported by the Company's competitive comparisons on the short- and long-term performance factors and is appropriate given the Company's overall performance. The individual elements of the executive compensation program are addressed below.

ANNUAL SALARY

        Each year, the Committee establishes salaries for executive officers. Such salaries are based on proposals submitted by the Company's Chief Executive Officer for annual salary for the executive officers other than himself. The Committee believes that the 1999 salaries for executive officers are appropriate and that the salaries also provide for a large percentage of total compensation to be at risk under the incentive programs. In evaluating individual executive officers, the Committee may also consider, among other factors, (1) a qualitative evaluation of the individual executive officer's performance provided by the CEO, (2) the job responsibilities of the individual executive, including changes in those responsibilities, and (3) the Company's performance in relation to its target financial goals for the prior fiscal year.

ANNUAL PERFORMANCE-BASED BONUS

        All salaried employees are eligible to receive cash bonuses under the Annual Performance-Based Bonus Plan established each year by the Committee and approved by the Board of Directors. The Bonus Plan is designed to motivate the Company's employees to achieve the Company's annual operating and financial goals. The Bonus Plan allows the Committee to establish performance goals based on pretax earnings, earnings per share or both. The goals for the Bonus Plan are established with the purpose of continuing the Company's record of superior performance in comparison with its competitors.

        For the 1999 fiscal year, the Bonus Plan measured the Company's achievement of its target financial goals for EPS. The target EPS goal was established early in the fiscal year as part of the Company's budgeting process and was approved by the Committee. Consistent with the Committee's compensation philosophy of tying a large percentage of total compensation to performance, the potential maximum bonus of each executive officer was a significant percentage of that individual's salary for the year. For the 1999 fiscal year, the target bonus amounts ranged from 50 percent of base salary, in the case of less senior executive officers, to 100 percent of base salary, in the case of the CEO. These target bonus percentages were the same as for the 1998 fiscal year.

        The amount of bonus payments depends upon the extent to which the Company achieves its target financial goals for the year. For the 1999 fiscal year, if the Company did not achieve 85 percent of the goal, no bonuses would be paid. For performance above the target, an additional bonus would be paid with a maximum bonus of 150 percent of the target bonus.

        The Company's performance for the 1999 fiscal year was earned at the maximum level and was paid at 150 percent.

LONG-TERM INCENTIVE COMPENSATION

        Grants under the Company's Stock Incentive Plans provide long-term incentive compensation and are a significant component of total compensation. These programs are a part of the Company's performance-based incentive compensation rewarding officers as total shareholder value increases. For executive officers and other officers, grants under the Stock Incentive Plans are made in the form of nonqualified stock options and restricted stock. Grants based on Circuit City Group Common Stock are used for officers whose duties are principally for the Circuit City Group and CarMax Group Common Stock for officers whose duties are principally for the CarMax Group.

        The Committee considers stock-based grants to be an important means of ensuring that executive officers have a continuing incentive to increase the long-term return to shareholders and the value of the Company's stock. Stock-based grants also aid in retention of executives.

        Stock options generally vest and become exercisable ratably over a period of four years from the date of grant and may be exercised within eight years of the date of grant. The number of stock options to be granted to a particular executive officer is determined by the Committee. The Committee primarily uses a formula based on an individual's target bonus for the fiscal year and the market price of the Company's stock, as well as the results of compensation surveys to determine the appropriate grant size. Because the value of stock options is entirely a function of increases in the value of the Company's stock, the Committee believes that this component of the Company's compensation arrangement closely aligns the interests of the executive officers with those of the Company's shareholders.

        During fiscal year 1998, the Committee, on advice of the compensation consultant, instituted an additional long-term incentive program for senior management using restricted stock under the Stock Incentive Plan. The program provides for vesting at the end of a seven-year period. Accelerated vesting of the stock is based on the Company's total shareholder return on Circuit City Group Common Stock measured against the performance of a peer group. Based on the Company's comparative performance, 25 percent of the awards vested in fiscal 1999.

OTHER MATTERS

        To maintain compensation competitiveness and to create a retirement program that restores benefits for the Company's more senior executives who are affected by Internal Revenue Code limits on benefits provided under the Company's Pension Plan, the Company implemented a retirement benefit restoration plan in fiscal year 1999. Subject to an annual limit, the benefit restoration plan and the Pension Plan together provide benefits to all employees affected by the Internal Revenue Code limits at approximately the same percentage of compensation as for other employees. The named executive officers participate in this plan.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

        The Committee determined the compensation of Richard L. Sharp, the Company's Chairman and CEO, for the 1999 fiscal year in a manner consistent with the guidelines and policies described above. The Committee approved an increase in Mr. Sharp's salary based upon a review of his performance. The Committee kept Mr. Sharp's performance bonus target at 100 percent of salary. Mr. Sharp's bonus was based upon the performance of the total Company including all of the subsidiaries. Mr. Sharp received a stock option grant for the 1999 fiscal year under the same formula as described above. Mr. Sharp did not receive a restricted stock grant under the long-term incentive program.

        In establishing Mr. Sharp's compensation, the Committee has compared his compensation with the compensation of the CEOs of the compensation peer group in relation to the relative performance of the Company with respect to the compensation peer group. For setting Mr. Sharp's fiscal 1999 compensation, the Committee also considered the Company's performance during the 1998 fiscal year and the competitive environment. The Committee recognizes Mr. Sharp's leadership skills in assembling and developing a strong management team and guiding the Company through its significant growth during the last decade.

        The Committee believes that the structure of incentives to Mr. Sharp is currently appropriate for Mr. Sharp's continuing role as Chairman and CEO in the overall operations of the Company, his role in the continuing development of the Circuit City and CarMax Presidents and his unique contributions to the Company's diverse businesses.

        The Committee believes that Mr. Sharp's actual compensation for the 1999 fiscal year was appropriate in light of all of the above considerations.

                      COMPENSATION AND PERSONNEL COMMITTEE

                             John W. Snow, Chairman
                                James F. Hardymon
                              Robert S. Jepson, Jr.
                                Walter J. Salmon
                                Mikael Salovaara

PERFORMANCE GRAPHS

TOTAL RETURN TO SHAREHOLDERS



Fiscal Year                     1994          1995          1996        1997          1998        1999
  CIRCUIT CITY GROUP
    COMMON STOCK              100.00         114.31       157.21      166.52        206.62       291.16
  S&P 500 INDEX               100.00         107.36       144.62      182.45        246.32       294.93
  S&P RETAIL STORES
    COMPOSITE                 100.00          91.57       101.07      124.39        190.29       279.59


TOTAL RETURN TO SHAREHOLDERS


                                2/4/97               2/28/97               2/28/98            2/28/99
  CARMAX GROUP
    COMMON STOCK               100.00                 91.48                 42.05             20.46
  S&P 500 INDEX                100.00                100.20                135.27            161.97
  S&P RETAIL STORES
    COMPOSITE                  100.00                107.21                164.01            240.97


EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

        The Company has employment agreements with each of the executive officers named in the Summary Compensation Table. Generally, these agreements provide for annual salary review and participation in the Company's bonus, stock incentive and other employee benefit programs. They also provide for continuation of base salary for specified periods following termination by the Company without cause (two years in the case of Mr. Sharp, one year for the other named executive officers). In such circumstances, the agreements also generally provide that the employee will be paid any bonus to which he would otherwise be entitled for that year, such bonus to be prorated if termination occurs in the first six months of the year. The salary continuation generally extends for another year if the termination without cause follows a change of control. The Company's salary continuation obligation will decrease by up to 50 percent if the individual secures alternative employment; however, no decrease will occur if the termination is related to a change of control. In addition, if the employee voluntarily terminates the employment relationship within one year following a change of control, the employee will be entitled to continuation of base salary for a specified period of time (two years in the case of Mr. Sharp, one year for the other named executive officers) and potential payment of a bonus as indicated above. Each agreement contains provisions confirming the employee's obligation to maintain the confidentiality of proprietary information and not to compete with the Company for a specified period of time after the termination of his employment. The agreement with Mr. Birnbaum became effective in 1983. The agreement with Mr. Fitzsimmons became effective in 1988. The agreements with Messrs. Sharp and Chalifoux became effective in 1986 and 1989, respectively. The agreement with Mr. McCollough became effective in 1995. The current base salaries of Messrs. Sharp, McCollough, Birnbaum, Chalifoux and Fitzsimmons under their employment agreements are $950,000, $650,000, $590,000, $575,000, and $525,000, respectively.

        The named executive officers have been granted SARs in connection with the stock options granted to them under the Company's stock incentive plans. The options also provide for accelerated vesting in the event of a change of control. The SARs are Change of Control SARs that may only be exercised in the event of a change of control. Upon exercise of the SAR and the surrender of the related option, the holder is entitled to receive cash from the Company in the amount of the spread between the option exercise price and the market value of the Common Stock at the time of exercise, which value is determined by a formula designed to take into account the effect of the change of control. As of February 28, 1999, all outstanding Common Stock options and SARs relate to Circuit City Group Common Stock.

                            COMPENSATION OF DIRECTORS

        Directors who are not employees receive compensation of $6,250 per calendar quarter, plus $1,000 for attendance at each Board meeting and $500 for attendance at each committee meeting. Directors who serve as committee chairmen receive additional annual compensation of $2,000. Mr. Wurtzel and employees who are also directors do not receive directors' fees.

        Directors who are not full-time employees of the Company also receive awards under the 1989 Non-Employee Directors Stock Option Plan. Stock option grants under the 1989 Plan are automatic and relate to both Circuit City Group Common Stock and CarMax Group Common Stock. Every year on the date of the annual meeting of the Company's shareholders, stock options are automatically granted to each eligible director. If elected on a date other than the annual meeting date, a director also may be entitled to a grant at that time depending on the amount of time between the election and the next annual meeting. The options generally become exercisable three years after the date of the grant. The 1989 Plan provides that the number of shares of Circuit City Group Common Stock and CarMax Group Common Stock subject to the options is determined under a formula that gives each director an aggregate exercise price of $75,000. The options are divided between the Circuit City Group Common Stock and the CarMax Group Common Stock based on the relative market value of the two series. The exercise price of the option is the last reported sale price per share for the series on the New York Stock Exchange (or the exchange on which such shares are then traded) on the date of grant, or, if the shares did not trade on the date of grant, on the last day before the date of grant on which such shares traded. A like number of Change of Control SARs are automatically granted in connection with each stock option grant.

        On June 16, 1998, nine directors who are not full-time employees were each granted 355 CarMax Group Common Stock options at an option price of $8.813 per share and 1,573 Circuit City Group Common Stock options at an option price of $45.687 per share. James F. Hardymon joined the Board of Directors in October 1998 and was granted 512 CarMax Group Common Stock options at an option price of $4.00 per share and 2,236 Circuit City Group Common Stock options at an option price of $32.625 per share. These grants were under the 1989 Plan.

        Mr. Wurtzel, who formerly was employed by the Company as Chief Executive Officer, had an agreement with the Company relating to the cessation of his employment by the Company. Under the agreement, the Company agreed to pay Mr. Wurtzel the lump sum of $56,565 plus $11,275 in monthly installments from February 1996 to September 1998. He also received annual perquisites valued at approximately $65,000. Mr. Wurtzel also executed a noncompete and confidentiality agreement that was effective during the term of the agreement.

                            SECTION 16(a) COMPLIANCE

        Section 16(a) of the Securities Exchange Act requires the Company's officers, directors and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

        Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Form 5 for specified fiscal years, the Company believes that all its officers, directors and any greater than 10 percent beneficial owners complied with all of the filing requirements applicable to them with respect to transactions during the fiscal year ended February 28, 1999, with the exception of one Form 3 which was filed late for James F. Hardymon, Director, when he joined the Board of Directors in October 1998.

           ITEM TWO - PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                   TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                       OF COMMON STOCK AND TO INCREASE THE
                   NUMBER OF SHARES OF COMMON STOCK DESIGNATED
                       AS CIRCUIT CITY GROUP COMMON STOCK

        The Board has unanimously approved, and recommends to the shareholders that they adopt, an amendment which will (i) amend Article III(A) of the Company's Articles of Incorporation ("Articles") to increase the authorized Common Stock from 350,000,000 shares to 525,000,000 shares and (ii) amend
Article V(B)(1) of the Articles to increase the number of shares designated as Circuit City Group Common Stock from 175,000,000 to 350,000,000 shares.

        Of the 350,000,000 currently authorized shares of Common Stock, as of __________, ______ shares were outstanding and ______ shares were reserved for issuance under the Company's stock incentive and employee stock purchase plans. A balance of ______ authorized but unissued shares of Common Stock remained available and unreserved for future use. The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and the existing series of Circuit City Group Common Stock. If and when issued, the additional shares would have the same rights and privileges as the shares of Circuit City Group Common Stock presently outstanding. No holder of Common Stock has any preemptive rights to acquire additional shares of the Common Stock.

PURPOSE AND EFFECT OF AMENDMENT

        The Board has approved and is recommending the increase primarily to fund a two-for-one stock split (in the form of a 100 percent stock dividend) of the Circuit City Group Common Stock which the Board is considering for fiscal year 2000. In addition, the Board believes that the increase in the number of shares of authorized Circuit City Group Common Stock would benefit the Company and its shareholders by giving the Company added flexibility in its corporate planning and in responding to developments in the Company's business, including possible financing and acquisition transactions, additional stock splits or dividends and other general corporate purposes and will allow Circuit City Group Common Stock to be issued without the expense and delay of a special shareholders' meeting.

        In the event the Board approves the stock split, the Board will adjust the per share liquidation units of the Circuit City Group Common Stock or the CarMax Group Common Stock as appropriate to avoid dilution in the aggregate, relative liquidation rights of the two series, as required under the Articles of Incorporation. Currently, each share of Circuit City Group Common Stock has one liquidation unit and each share of CarMax Group Common Stock has 0.5 of a liquidation unit. The future voting rights of the holders of the CarMax Group Common Stock would adjust automatically pursuant to the Articles of Incorporation based on changes in the relative per share market prices of the two series. Neither the increase in authorized shares of Circuit City Group Common Stock nor a stock split would have an effect on the number of shares of CarMax Group Common Stock that are issuable with respect to the retained interest held by the Circuit City Group in the CarMax Group.

        Unless otherwise required by applicable law or regulation, the additional shares of Circuit City Group Common Stock will be issuable without further authorization by vote or consent of the shareholders and on such terms and for such consideration as may be determined by the Board. However, the New York Stock Exchange, on which the Circuit City Group Common Stock is listed, currently requires shareholder approval as a prerequisite to listing shares in several instances, including acquisition transactions, where the present or potential issuance of shares could result in an increase of 20 percent or more in the number of shares of Common Stock outstanding.

        The Board could use the additional shares of Circuit City Group Common Stock to discourage an attempt to change control of the Company. However, the Board has no present intention of issuing any shares of Circuit City Group Common Stock for such purposes and Item Two is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company.

VOTE REQUIRED

        Adoption of Item Two requires the affirmative vote of a majority of the votes that all shareholders are entitled to cast and the affirmative vote of a majority of the votes that shareholders of Circuit City Group Common Stock are entitled to cast.

        THE BOARD BELIEVES THAT ADOPTION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY TO 525,000,000 SHARES AND DESIGNATE THE ADDITIONAL 175,000,000 SHARES AS CIRCUIT CITY GROUP COMMON STOCK IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.

          ITEM THREE - PROPOSAL TO AMEND THE 1994 STOCK INCENTIVE PLAN

INTRODUCTION

        In 1999, the Board of Directors of the Company approved, subject to shareholder approval, an amendment to the Company's 1994 Stock Incentive Plan. The amendment is summarized below:

AMENDMENT TO THE PLAN

        The amendment to the Plan increases the number of shares of Circuit City Group Common Stock reserved for issuance thereunder from 5,500,000 to 8,500,000 shares and the number of shares of CarMax Group Common Stock reserved for issuance thereunder from 5,700,000 shares to 7,700,000 shares.

REASONS FOR THE AMENDMENT

        At the end of fiscal year 1999, 749,729 shares of Circuit City Group Common Stock and 433,810 shares of CarMax Group Common Stock remained available for grants under the Plan. The additional shares will enable the continuation of the Company's policy of providing incentive awards in the form of stock options, stock appreciation rights or restricted stock to selected employees. Awards are made in Circuit City Group Common Stock for Circuit City employees and CarMax Group Common Stock for CarMax employees. These incentive awards provide a means for selected employees to increase their personal financial interest in the Company, thereby stimulating the efforts of these employees and strengthening their desire to remain with the Company.

PRINCIPAL FEATURES OF THE PLAN

        The principal features of the Plan are summarized below. The summary is qualified by reference to the actual provisions of the Plan, a copy of which is available to any shareholder or incentive award recipient upon written request to the Company.

        The Plan authorizes incentive awards in the form of stock options, stock appreciation rights or restricted stock. All present and future employees of the Company are eligible to receive incentive awards under the Plan. No more than 1,500,000 shares of Common Stock may be allocated to awards granted to any employee during any single calendar year.

        The Compensation and Personnel Committee of the Board of Directors administers the Plan and has the complete discretion to determine when to grant incentive awards, which eligible employees will receive incentive awards, whether the award will be an option, stock appreciation right or restricted stock, whether stock appreciation rights will be attached to options, and the number of shares to be allocated to each incentive award. The Committee may impose conditions on the exercise of options and stock appreciation rights and upon the transfer of restricted stock received under the Plan and may impose such other restrictions and requirements as it may deem appropriate.

        Options to purchase shares of Common Stock granted under the Plan may be incentive stock options or nonstatutory stock options. The option price of Common Stock may not be less than 100 percent (or, in the case of an incentive stock option granted to a 10 percent shareholder, 110 percent) of the fair market value of the Common Stock on the date of the option grant. The value of incentive stock options, based on the exercise price that can be exercisable for the first time in any calendar year, is limited to $100,000.

        Options may only be exercised at such times as specified by the Committee, provided, however, that incentive stock options may be exercised only within the periods permitted by the Internal Revenue Code. No option may be exercised by a person subject to section 16(b) of the Exchange Act within the first six months from the date it is granted (except in the case of an optionee who becomes disabled or dies or in the case of an option that becomes exercisable as a result of a change of control).

        If the option so provides, an optionee exercising an option may pay the purchase price in cash; by causing shares of Common Stock to be withheld from the option shares; by delivering shares of the same series of Common Stock as the shares to which the option relates; by delivering a promissory note or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price. The Plan authorizes the Committee to include a "reload" feature in options granted under the Plan.

        The Committee may award stock appreciation rights under the Plan either with or without related options. When the stock appreciation right is exercisable, the holder may surrender to the Company all or a portion of the unexercised stock appreciation right and receive in exchange an amount equal to the difference between (i) the fair market value on the date of exercise of the Common Stock covered by the surrendered portion of the stock appreciation right and (ii) the exercise price of the Common Stock under the related option or, if not related to an option, the fair market value of such Common Stock on the date the stock appreciation right was awarded. The Company's obligation arising upon exercise of a stock appreciation right may be paid in the series of Common Stock to which the right relates or in cash, or in any combination of the two, as the Committee may determine.

        Restricted stock issued pursuant to the Plan is subject to the following general restrictions: (i) no shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions have lapsed or been removed under the provisions of the Plan, and (ii) if a holder of restricted stock ceases to be employed by the Company, any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed will be forfeited. The Committee may impose further restrictions on restricted stock awards, including additional events of forfeiture.

        Unless otherwise provided in the terms of the award, no options or stock appreciation rights and no shares of restricted stock (during the applicable period of restriction) may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution and all rights granted to a participant under the Plan shall be exercisable during his or her lifetime only by such participant, or his or her guardians or legal representatives. Upon the death of a participant, his or her personal representative or beneficiary may exercise the rights under the Plan.

        The Board of Directors may amend the Plan in such respects as it deems advisable provided that if and to the extent required by the Internal Revenue Code, no change will be made that increases the total number of shares of Common Stock reserved for issuance under the Plan, expands the class of persons eligible to receive awards or materially increases the benefits accruing to participants under the Plan, unless such change is approved by the shareholders of the Company.

FEDERAL INCOME TAX CONSEQUENCES

        An employee does not incur federal income tax when granted a nonstatutory stock option, an incentive stock option, a stock appreciation right or restricted stock.

        Upon exercise of a nonstatutory option or a stock appreciation right, an employee generally will recognize ordinary compensation income, which is subject to income tax withholding by the Company, equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. When an employee exercises an incentive stock option, the employee generally will not recognize income, unless the employee is subject to the alternative minimum tax.

        An employee may deliver shares of Common Stock instead of cash to acquire shares under an incentive stock option or nonstatutory stock option without having to recognize taxable gain (except in some cases with respect to statutory option stock) on any appreciation in value of the shares delivered. Statutory option stock is stock acquired upon the exercise of incentive stock options.

        In general, an employee who has received shares of restricted stock will include in gross income as compensation income an amount equal to the fair market value of the shares of restricted stock at the time the restrictions lapse or are removed. Such amount will be included in income the tax year in which such event occurs.

        The Committee has authority under the Plan to adopt procedures to give a participant the right to deliver already owned shares of the same series of Common Stock as the shares to which the award relates or to have a portion of the shares that would otherwise be acquired under an award withheld to cover tax liabilities. An employee will recognize taxable gain or loss on the already owned shares delivered to cover tax liabilities as if the shares had been sold for their fair market value.

        The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holding period requirements. Moreover, there can be circumstances when the Company may not be entitled to a deduction for certain transfers of Common Stock or payments to an employee upon the exercise of an incentive award that has been accelerated as a result of a change of control. This summary of federal income tax consequences of incentive awards granted under the Plan does not purport to be complete. State, local and foreign income taxes also may be applicable to the transactions described above.

VOTE REQUIRED

        The amendment to the Plan will be approved if the votes cast in favor of approval of the amendment at the annual meeting exceed the votes cast against approval.

        THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN.

   ITEM FOUR - SHAREHOLDER PROPOSAL REGARDING A REPORT ON EMPLOYMENT PRACTICES

        The Company's Board of Directors recommends that shareholders vote AGAINST the following shareholder proposal. An institutional shareholder, The Congregation of the Passion, has submitted the following supporting statement and shareholder proposal:

SHAREHOLDER PROPOSAL

    Equal employment is a key issue for shareholders. The bipartisan Glass Ceiling Commission Study released in 1995 explains that a positive diversity record has a positive impact on the bottomline. This study is important for shareholders because it shows how many corporations in the United States select for advancement from less than 50 percent of the total talent available in our work force.
o Women and minorities comprise 57 percent of the work force, yet represent only 3 percent of executive management positions.
o Women who were awarded more than half of all master degrees represent less than 4 percent of senior-level management positions.
These statistics show the limits placed on selecting the most talented people for top management positions.

        Workplace discrimination has created a significant burden for shareholders. Recently, companies including Shoney's Incorporated, Denny's and Hughes Aircraft have posted multi-million dollar losses as a result of settling various discrimination lawsuits. In 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, costing a reported $170 million to the company and stockholders. Texaco's public image was tarnished and the company faced a consumer boycott. In 1998 Smith Barney agreed to spend $15 million on diversity programs to settle a case brought by plaintiffs charging sexual harassment. The high cost of litigation, potential loss of government contracts, and the financial consequences of a damaged corporate image resulting from discrimination allegations make this issue a high priority for stakeholders.

        More than 150 major employers publicly report on work force diversity to their shareholders. Primary examples are Disney/ABC Commitment Report, USAir Affirming Workplace Diversity Report, Intel Diversity Report, Monsanto Diversity Report, and Texaco Diversity Report. These companies and many others regularly provide reports describing diversity progress and challenges. Often companies will also include this information in their annual reports.

    RESOLVED: Shareholders request our company prepare a report at reasonable cost, which should exclude confidential information. This report shall be made available to shareholders and employees four months from the date of the annual meeting and shall include:

1. A chart identifying employees by sex and race in each of the nine major EEOC defined job categories for 1996, 1997 and 1998, listing actual numbers and percentages in each category.

2. A summary description of any Affirmative Action policies and programs to improve performance, including job categories where women and persons of color are underutilized. This description should include any policies and programs specifically oriented toward increasing the number of managers who are qualified females and/or belonging to ethnic minority groups, summarizing the current numbers of persons by race and gender in management.

3. A general description of how our company publicizes its affirmative actions policies and programs to merchandise suppliers and service providers.

4. A description of any policies and programs directing the purchase of goods and services to minority and/or female owned business enterprises.

5. A report on any material litigation in which the company is involved concerning race, gender or the physically challenged.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

        The Company's Board of Directors and management strongly endorse, and enforce, equal opportunity in all phases of the Company's relationships with shareholders, employees, customers and vendors. As Richard L. Sharp, the Company's Chief Executive Officer, stated at the 1997 annual meeting, "First and foremost, and let there be no mistake about this, this is a company, this is a management team . . . that is committed to nondiscriminatory practices."

        The Board believes that the Company's business decisions must be untainted by consideration of any impermissible factors not directly related to individual merit, mutual respect and value to the shareholders. The future of the Company depends on the success of all of its business relationships, especially those with its employees.

        The guiding principle of the Company's human resources philosophy is its longstanding commitment to treat all applicants and employees with respect. The Company clearly states its equal employment opportunity policy in its recruitment advertisements and its application material and widely publicizes the policy and practice among its employees. The employee handbook, as well as prominent postings in all Company locations, describes in detail the requirement of "Treating Each Other with Respect." Circuit City firmly believes that the workplace must be free from disrespect and discrimination. It will not tolerate offensive behavior. This commitment goes far beyond the legal standards prohibiting workplace discrimination and sets a much higher standard for workplace behavior at the Company.

        In the execution of this philosophy, the Company maintains extensive avenues of internal communication to encourage open and honest dialog with its employees and to provide them with effective mechanisms to bring any concerns to the attention of their immediate managers, human resources or senior management. Further, the Company requires all of its managers to participate in and successfully complete training on both the applicable legal requirements and the Company's higher "respect" standard for fairly and consistently selecting and managing our workforce. Also, the Company makes every effort to stimulate interest among the broadest base of qualified internal and external applicants to fuel our continuing rapid growth, while maintaining our high performance standards. Those efforts include specific recruitment strategies directed at minority student populations.

        Based on discussions between the proponent and senior company management, the Board believes this proposal is motivated to some degree by publicity surrounding employment discrimination litigation in 1996 involving the promotion practices at the Company's headquarters. The Board recognizes that the plaintiffs' success on 3 out of 50 claims and total monetary award of less than $300,000 was widely reported. However, less publicity surrounded the September 1998 decision of the United States Court of Appeals for the Fourth Circuit, which vacated substantially all of the decisions adverse to the Company, including sweeping injunctive relief, punitive damages and the pattern and practice finding. Only $16,700 in compensatory damages for two plaintiffs and the sole court-ordered promotion remained in effect. The Board believes the appellate decision vindicates the Company and more than justifies its support of management's decision to vigorously defend the case. Contrary to attempted characterization by the plaintiffs, the appellate decision is not predicated on legal technicalities. Rather, it highlights the plaintiffs' low degree of success and insufficient evidence, under correct legal standards, to support either a conclusion of widespread disparate treatment or punitive damages. The Board is adamant that any, even isolated, incidence of discrimination is deplorable and unacceptable in our Company. It is also proud of the Company's equal employment record and continues to believe that the shareholders' interests are served by vigorous defense of meritless claims.

        Considered against this factual background, the Board believes the proposal is unnecessary and inappropriate. In the Board's view, the proposal also demonstrates a lack of knowledge about the Company's business and misapprehends both required and legally permissible practices by the Company. The Board is informed that private employers, which are not government contractors and are not subject to court-ordered remedial action for past discrimination, may not legally make employment or contracting decisions based upon considerations of race and gender. This is true regardless of whether the decision impermissibly favors or disfavors a protected group.

        Circuit City is not a government contractor and is not subject to court-ordered remedial action for past discrimination. Many of the employers referenced in the proposal do fall into at least one of these categories, requiring them to make certain business decisions on the basis of race and/or gender. As such, no valid comparison can be made between Circuit City and these other companies. Thus, Circuit City does not have, and cannot legally maintain, the affirmative action policies and programs of the type the proposal asks us to describe. The Board reiterates its commitment and direction that management continue to make employment and contracting decisions based on qualification and merit, without regard to race, gender or other protected characteristics.

        The proposal also seeks publication of a report that the Company prepares and files on a confidential basis with governmental authorities. While these reports in fact illustrate the Company's commitment to equal opportunity, the Board does not believe that public dissemination of these reports will promote the goal of equal employment opportunity in any meaningful way. Furthermore, in order to obtain consistent statistical information across all categories of employers, the government requires the Company to report the information in artificial categories that do not accurately reflect either the business or the practices of the Company. As a result, the information in the reports is potentially susceptible to misinterpretation. Accordingly, disclosure of this sensitive information, which is protected by federal law, would not be in the interests of shareholders.

        Finally, the proposal requests disclosure of material employment-related litigation. The Company already is obligated under SEC rules to make disclosure of material litigation of all kinds. Employment-related litigation is not excluded from this disclosure and already is reported as required. For this reason, the Board believes that the proposal is duplicative and unnecessary.

        In summary, the Board believes that the proposal is unnecessary in most respects and, in other respects, is potentially harmful to the Company and not in the best interests of the shareholders.

VOTE REQUIRED

        The shareholder proposal will be approved if the votes cast in favor of approval of the proposal at the annual meeting exceed the votes cast against approval.

        THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

          ITEM FIVE - SHAREHOLDER PROPOSAL REGARDING BOARD COMPOSITION

        The Company's Board of Directors recommends that shareholders vote AGAINST the following shareholder proposal. An institutional shareholder, General Board of Pension and Health Benefits of the United Methodist Church, has submitted the following supporting statement and shareholder proposal:

SHAREHOLDER PROPOSAL

        Employees, customers, and stockholders reflect a greater diversity of backgrounds than ever before. We believe that the board composition of major corporations should reflect the people in the workforce and marketplace of the Twenty-first Century if our company is going to remain competitive.

        The Department of Labor's 1995 Glass Ceiling Commission reported ("Good for Business: Making Full Use of the Nation's Human Capital") that diversity and inclusiveness in the workplace positively impact the bottom line. A Covenant Fund report of S&P 500 companies revealed that ". . .firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly 2.5 times better than otherwise-comparable companies."

        The Investor Responsibility Research Center (IRRC) reports that in 1996, representation at senior management levels was only at 12 percent for the over 39,000 companies required to submit the EEO-1 Report. The Glass Ceiling Commission reported that companies select from only half of the available talent within the U.S. workforce.

        If we are to be prepared for the 21st Century, we must learn how to compete in an increasingly diverse global marketplace, by promoting and selecting the best qualified people regardless of race, gender or physical challenge. Sun Oil's CEO Robert Campbell stated (Wall Street Journal, 8/12/96):
"Often what a woman or minority person can bring to the board is some perspective a company has not had before -- adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an all white, male gathering. They can also be inspirational to the company's diverse workforce."

        We believe that the judgment and perspectives of a more diverse board will improve the quality of corporate decision-making. A growing proportion of stockholders is attaching value to board inclusiveness, since the board is responsible for representing shareholder interests. The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest U.S. institutional investor, recently issued a set of corporate governance guidelines which included a call for "diversity of directors by experience, sex, age and race."

        We therefore urge our company to enlarge its search for qualified board members.

        RESOLVED:  Shareholders request that

        1. The company make available to shareholders, at reasonable expense, a report four months from the date of the annual meeting, which includes a description of:

               a. Efforts to encourage diversified representation on the board;

               b. Criteria for board qualification;

               c. The process for selecting board nominees, and board committee members;

               d. A public statement committing the company to a policy of board inclusiveness, with a program of steps to be taken and the time line expected to move in that direction.

        2. The Board Nominating Committee make a greater effort to locate qualified women and persons of color as candidates for nomination to the board.

BOARD OF DIRECTOR'S STATEMENT IN OPPOSITION

        This proposal is essentially the same as one made in 1998 by this shareholder and another proponent. It received less than 11 percent favorable vote in 1998. However, under the SEC's rules, the Company is required to include the proposal again this year.

        The Company's Board of Directors embraces and concurs with the principle that diversity in all respects both strengthens its membership and increases its effectiveness. The goals advanced by the proposal have been and will continue to be achieved by the current selection process and criteria for Board membership. Thus, the Board believes the proposal is unnecessary. The shareholder would appear to concur, having been publicly quoted as follows in a report prepared on the 1998 proposal by the Investor Responsibility Research Center:

               "We're aware of diversity on the board and commend the company for being ahead of many large companies in this regard," Vidette Bullock-Mixon of the General Board of Pensions and the United Methodist Church.

        The Board strives to select for its membership highly qualified individuals who are dedicated to advancing the interests of the Company's shareholders. When vacancies on the Board occur, the Nominating and Governance Committee seeks individuals who, based on their background and other qualifications, can promote this goal in conjunction with the other members of the Board. The Committee actively seeks nominees who will bring the diverse talents, experiences and perspectives to the Board's deliberations. The Board believes that, over the years, this approach has brought together a broad spectrum of Board members whose collective input has served shareholders well. The current members of the Board include chief executives, senior officers and board members of major public companies, representing retail and other industries; academic standouts in macroeconomics and retailing; individuals known for their leadership qualities; and individuals with significant experience in advertising, corporate finance and other major aspects of the Company's business.

        Approximately seventeen percent of the current board members are members of racial or gender minorities. Today's Board of 12 members includes a woman and an African-American. The Board both desires and appreciates this specific diversity. However, it has set neither requirements nor limits on diversity. It believes that the Company and its shareholders are best served by a focus on the overall qualifications of Board members and their individual contributions to the Board as a whole, rather than by specific numeric goals for race, gender or any other category.

        The proposal seeks information on how Board and committee members are chosen. The Nominating and Governance Committee looks to the Board as a whole, as well as outside consultants, to suggest prospective Board members. It will also consider suggestions from shareholders who may submit suggestions by letter or under the formal procedures outlined on page ____ of the Proxy Statement. Once elected to the Board, directors serve on committees based on their particular expertise and experience as well as their own expressed preferences.

        The shareholder proposal seeks to require the Board to select candidates for the Board on the basis of race and gender. The proposal requests a step-by-step, timeline approach to a selection process that does not lend itself to a strict procedure. However, the proponents have no basis to believe the current diverse Board will not continue to draw prospective members from the broadest possible pool of candidates. Shareholders will not be benefited by abandoning the talents and experience of existing Board members in pursuit of arbitrary numeric goals.

        In the Board's view, the shareholder proposal is unnecessary because its purpose has been and will continue to be accomplished without restricting or limiting the selection of directors. The best interests of the Company and its shareholders are served by the existing selection process and criteria.

VOTE REQUIRED

        The shareholder proposal will be approved if the votes cast in favor of approval of the proposal at the annual meeting exceed the votes cast against approval.

        THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        KPMG LLP served during the Company's fiscal year ended February 28, 1999, as the Company's independent certified public accountants and has been selected as the Company's independent certified public accountants for the current fiscal year. Representatives of KPMG LLP will be present at the meeting of the Company's shareholders. Such representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                 OTHER BUSINESS

        If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper.

        At this time the Company does not know of any other business that will be presented to the meeting.

                   PROPOSALS BY SHAREHOLDERS FOR PRESENTATION
                           AT THE 2000 ANNUAL MEETING

        Section 1.3 of the Company's Bylaws provides that, in addition to other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of the Company. Any such notice must be received (i) on or after February 1st and before March 1st of the year in which the meeting will be held, if clause (ii) is not applicable, or (ii) not less than 90 days before the date of the meeting if the date for such meeting prescribed in the Bylaws has been changed by more than 30 days. The shareholder's notice shall set forth (i) the name and address, as they appear on the Company's stock transfer books, of the shareholder, (ii) the class and number of shares of stock of the Company beneficially owned by the shareholder,
(iii) a representation that the shareholder is a shareholder of record at the time of the giving of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, (iv) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business and (v) any interest that the shareholder may have in such business. The proxies will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided timely written notice as required by the Bylaws.

        Proposals that any shareholder desires to have included in the proxy statement for the 2000 annual meeting of shareholders must be received by the Company no later than January 12, 2000.

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY ANY SHAREHOLDER AFTER MAY 31, 1999, FREE OF CHARGE, UPON WRITTEN REQUEST TO OFFICE OF THE CORPORATE SECRETARY, CIRCUIT CITY STORES, INC., 9950 MAYLAND DRIVE, RICHMOND, VIRGINIA 23233, OR BY CALLING (804) 527-4022.

                                          By Order of the Board of Directors



                                          Michael T. Chalifoux, SECRETARY

May 12, 1999

                            CIRCUIT CITY STORES, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 15, 1999

The undersigned, having received the Annual Report to the Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated May 12, 1999, hereby appoints Richard L. Sharp and Robert L. Burrus, Jr., and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and vote the shares of Circuit City Group Common Stock and CarMax Group Common Stock of Circuit City Stores, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 15, 1999, at 10:00 a.m., Eastern Daylight Time, and any adjournment thereof, and especially to vote as set forth below.


               1. ELECTION OF DIRECTORS
DIRECTORS
RECOMMEND       [ ] FOR all nominees listed for the terms set               [ ] WITHHOLD AUTHORITY to vote
A VOTE FOR              forth in the Proxy Statement                             for all nominees listed
ITEMS 1, 2
& 3            NOMINEES:  James F. Hardymon, Hugh G. Robinson,  Walter J. Salmon, Mikael Salovaara,  John W.
               Snow


               TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

               2. Approval of the amendment to the Articles of Incorporation to increase the authorized Common Stock from 350,000,000 to 525,000,000 shares and to designate the additional 175,000,000 shares as Circuit City Group Common Stock.

               [ ] FOR              [ ] AGAINST                  [ ] ABSTAIN

               3. Approval of the amendment of the 1994 Stock Incentive Plan.

               [ ] FOR              [ ] AGAINST                  [ ] ABSTAIN

               4. Shareholder proposal regarding a report on employment
               practices (described in the proxy statement).
DIRECTORS
RECOMMEND      [ ] FOR              [ ] AGAINST                  [ ] ABSTAIN
A VOTE AGAINST
ITEMS 4 & 5    5. Shareholder proposal regarding board composition (described in the proxy statement).

               [ ] FOR              [ ] AGAINST                  [ ] ABSTAIN

               6. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR THE NAMED NOMINEES IN THE PROXY STATEMENT AND FOR ITEMS 2 AND 3 AND AGAINST ITEMS 4 AND 5.

Any proxy or proxies previously given for the meeting are revoked.

                                               Dated:                     , 1999


                                               ---------------------------------
                                               (Signature)


                                               ---------------------------------
                                               (Signature if held jointly)
                                               Please sign exactly as the name
                                                appears hereon.

                                              [ ] I plan to attend the meeting.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.